SECURITIES AND EXCHANGE COMMISSION

[Investment Company Act Release No. 23393 ; 812-11254]

The Victory Portfolios, et al; Notice of Application

Agency:  Securities and Exchange Commission ("Commission")
Action: Notice of an application under sections 6(c) and 17(b) of the Investment Company Act of 1940 (the "Act") for an exemption from sections 12(d)(1)(A) and 17(a) of the Act, and under section 17(d) of the Act and rule 17d-1 under the Act to permit certain joint transactions.

Summary of Application: Applicants seek to amend a prior order that permits non-money market series of a registered open-end management investment company to purchase shares of one or more of the money market series of such registered investment company by adding three registered open-end management investment companies and three investment advisers as applicants.
Applicants: The Victory Funds (formerly known as The Society Funds), The Highmark Group, The Parkstone Group of Funds, The Conestoga Family of Funds, The AmSouth Funds (formerly known as The ASO Outlook Group), The Session Group, American Performance Funds, The Coventry group, BB&T Mutual Funds Group (collectively, the "Original Funds"); Society Asset Management, Inc., Union Bank of California, N.A. (formerly known as The Bank of California), First of America Investment Corporation, Meridian Investment Company, AmSouth Bank (formerly known as AmSouth Bank, N.A.), National Bank of Commerce, BancOklahoma Trust Company, AMR Investment Services, Inc., Boatmen's Trust Company, AMCORE Capital Management, Inc., and Branch Banking and Trust Company (collectively, the "Original Advisers"); BISYS Fund Services Limited Partnership (formerly known as The Winsbury Company) ("BISYS"), BISYS Fund Services Ohio, Inc. (formerly known as The Winsbury Service Corporation) (all of the above entities collectively, the "Original Applicants"); BISYS Fund Services, Inc. ("BISYS Services"); Martindale Andres & Company, Inc. and 1st Source Bank (the "Additional Advisers"); Eureka Funds ("Eureka"), Performance Funds Trust ("Performance") and Centura Funds, Inc. ("Centura") (Eureka, Performance and Centura, collectively, the "New Funds") and Sanwa Bank California ("SBCL"), Trust National Bank ("Trustmark") and Centura Bank (with SBCL and Trustmark, the "New Advisers").

     The Sessions Group, BISYS, BISYS Fund Services Ohio, Inc. and the Additional Advisers are also referred to as the "Subsequent Applicants." The Original Applicants and the Subsequent Applicants are referred to collectively as the "Prior Applicants." The New Funds, the New Advisers, BISYS, and BISYS Services are referred to collectively as the "New Applicants." Filing Dates: The application was filed on August 11, 1998. Applicants have agreed to file an amendment to the application during the notice period, the substance of which is reflected in this notice.

Issuing or Notification of Hearing: An order granting the application will be issued unless the Commission orders a hearing.
Interested persons may request a hearing by writing to the Commission's Secretary and serving applicants with a copy of the request, personally or by mail. Hearing request should be received by the Commission by 5:30 p.m. on September 14, 1998, and should be accompanied by proof of service on applicants, in the form of an affidavit or, for lawyers, a certificate of service. Hearing requests should state the nature of the writer's interest, the reason for the request, and the issues contested. Persons who wish to be notified of a hearing may request notification by writing to the Commission's Secretary.
Addresses:  Secretary, Securities and Exchange Commission, 450
Fifth Street, N.W. Washington, DC  20549.  Applicants, c/o
Kristin H. Ives, Esq., Baker & Hostetler LLP, 65 East State
Street -- Suite 2100, Columbus, Ohio  43215.
For Further Information Contact:  Lawrence W. Pisto, Senior
Counsel, at (202) 942-0527, or George I. Zornada, Branch Chief, at (202) 942-0561, Office of Investment Company Regulation,
Division of Investment Management.
Supplementary Information: The following is a summary of the application. The complete application may be obtained for a fee at the Commission's Public Reference Branch, 450 Fifth Street,
N.W., Washington, DC  20459 (tel. (202) 942-8090).

Applicant's Representations:

     1.   On October 5, 1993, the Commission issued an order (the
          "Original Order") under sections 6(c) and 17(b) of the Act that exempted the Original Applicants from the provisions of sections 12(d)(1)(A) and 17(a) of the Act and that permitted, pursuant to rule 17d-1, abstain join transactions in accordance with section
          17(d) and rule 17d-1.   The Original Order permitted:  (i) the
          non-money market series of an Original Fund to utilize cash reserves that have not been invested in portfolio securities ("Uninvested Cash") to purchase shares of one or more of the money market series of such Original Fund; and (ii) the sale of shares by the money market series of an Original Fund to the non-money market series of such Original Fund, and the purchase (or redemption) of their shares by the money market series of the Original Fund from the non-money market series of such Original Fund.

     2. On May 20, 1997, the Commission issued an order that amended the Original Order (together with the Original Order, the "Amended Order"), by extending the relief granted in the Original Order to the Subsequent Applicants.

     3. Eureka is an open-ended management investment company registered under the Act and organized as a Massachusetts business trust. Eureka offers shares in five series, two of which are money market series. SBCL is the investment adviser for each of the Eureka series. SBCL is not registered under the Investment Advisers Act of 1940 (the "Advisers Act") in reliance upon the exclusion from the definition of investment adviser set forth in Section 202(a)(11)(A) of the Advisers Act. BISYS, one of the Prior Applicants, is the principal underwriter, administrator and distributor for each of the Eureka series. Pursuant to separate agreements with the New Fund, BISYS Services, one of the Prior Applicants, serves as transfer agent and provides fund accounting services for each of the Eureka series.

     4. Performance is an open-end management investment company registered under the Act and organized as a Delaware business trust. Performance offers shares in six series, one of which is a money market series. Trustmark is the investment adviser for each of the Performance series. Trustmark is not registered under the Advisers Act in reliance upon the exclusion from the definition of investment adviser set forth in Section 202(a)(11)(A) of the Advisers Act. BISYS, one of the Prior Applicants, is the administrator for each of the Performances series. A wholly-owned subsidiary of BISYS Services, a Prior Applicant, is the principal underwriter and distributor for each of the Performance series. Pursuant to separate agreements with the Performance Series, BISYS services also serves as transfer agent and provides fund accounting services for each of the Performance series.

     5. Centura is an open-end management investment company registered under the Act and organized as a Maryland corporation. Centura offers shares in six series, one of which is a money market series. Centura Bank is the investment adviser for each of the Centura series. Centura Bank is not registered under the Advisers Act in reliance upon the exclusion from the definition of investment adviser set forth in Section 202(a)(11)(A) of the Advisers Act. BISYS, one of the Prior Applicants, is the administrator for each of the Performance series. A wholly-owned subsidiary of BISYS Services, one of the Prior Applicants, is the principal underwriter and distributor for each of the Centura series. Pursuant to separate agreements with the Centura series, BISYS Services also services as transfer agent and provides fund accounting services for each of the Centura series.

     6. The New Applicants seek to have the exemptive relief granted under the Amended Order extended to include them so as to permit the non-money market series of the New Funds which are advised by the New Advisers to utilize Uninvested Cash to purchase shares of one or more of the money market series of the New Funds which are advised by the New Advisers.<F3> The New Applicants consent to the conditions set forth in the original application and agree to be bound by the terms and provisions of the Amended Order to the same extent as the Prior Applicants. The New Applicants believe that granting the request order is appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provision of the Act.

     For the Commission, by the Division of Investment
Management, under delegated authority.

[FN]

<F1> Investment Company Act Release Nos. 19695 (Sept. 9,
1993)(notice) and 19759 (Oct. 5, 1993) (order)

<F2> Investment Company Act Release Nos. 22636 (April 24, 1997)
(notice) and 22677 (May 20, 1997) (order)

<F3>  The requested relief also would extend to any other
registered open-end management investment companies advised by the New Advisers or any person directly or indirectly controlling, controlled by, or under common control with the New Advisers, and for which BISYS or any person directly or indirectly controlling, controlled, by or under common control with BISYS, now or in the future serves as principal underwriter.
